Exhibit A

                               AMBASE CORPORATION

                         CHARTER OF THE AUDIT COMMITTEE


         I.       Purposes

         The Audit Committee is appointed by the Board of Directors of AmBase Corporation (the "Company") to assist the Board of Directors in fulfilling its oversight responsibilities with respect to financial reporting and the other matters listed below. The Audit Committee's primary purposes are to:

o Assist the Board of Directors with oversight of the integrity of the Company's financial statements.

o Assist the Board or Directors with oversight of the Company's compliance with legal and regulatory requirements, including monitoring the integrity of the Company's reporting standards and systems of internal controls regarding finance, accounting and legal matters.

o Directly appoint, retain, compensate, evaluate and terminate the Company's independent auditors. The Audit Committee may recommend to the Board of Directors that the selection of independent auditors be submitted for stockholder ratification.

o Assist the Board of Directors with oversight by monitoring the qualifications, independence, performance and scope of examination of the Company's independent external auditors.

o Provide an avenue of communication among the Company's independent external auditors, management and the Board of Directors.

o Review the quarterly and annual financial statements and the annual audit report.

o Issue an annual report for inclusion in the Company's proxy statement, in accordance with applicable rules and regulations.

         The Company's independent external auditors should promptly consult with the Chair of the Audit Committee if, at any time, any material concern or matter arises which has not been promptly or appropriately addressed by the management of the Company or which involves any illegal act or conflict of interest or self-dealing on the part of the Company's senior management.

         The Company's independent external auditors are directly accountable to the Audit Committee and the Board of Directors. The Audit Committee has the authority to conduct any investigation appropriate to fulfill its responsibilities and has direct access to the independent external auditors as well as anyone in the organization.

         While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent external auditors. Nor is it the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations. Members of the Audit Committee shall not be deemed to have accepted a duty of care that is greater than the duty of the Directors generally.



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         The Chairman of the Board of Directors shall provide the Audit
Committee with all of the funding and resources, both internal and external, which the Audit Committee deems necessary or advisable to meet its duties and responsibilities and carry out its function. Without limiting the foregoing, the Audit Committee may retain, at the Company's expense and without seeking approval from the Board of Directors, such special legal, accounting or other consultants or experts as it deems necessary in the performance of its duties.

         II.      Composition and Meetings

         The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall meet the independence standards of the Nasdaq Stock Market. No member of the Audit Committee may receive, directly or indirectly, any compensation from the Company or an affiliate of the Company, other than Board and committee fees, or be an affiliate of the Company other than by virtue of being a member of the Board of Directors and one or more committees of the Board. At least one member of the Audit Committee shall be an "audit committee financial expert" as defined under the applicable rules of the Securities and Exchange Commission (the "SEC").

         Audit Committee members shall be appointed by the Board of Directors, shall serve at the will of the Board of Directors, and may be removed with or without cause by the affirmative vote of a majority of the members of the Board of Directors. If an Audit Committee Chair is not designated or present at a meeting, the members of the Audit Committee may designate a Chair for such meeting by majority vote. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting.

         The Chair of the Audit Committee will regularly report the Audit Committee's findings, conclusions and recommendations to the Board of Directors.



         III.     Responsibilities and Duties

         In discharging its duties, the Audit Committee shall:

         Review Procedures

         1. Review and reassess the adequacy of this Charter periodically. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

         2. Review and discuss with management and the independent auditors the Company's annual audited financial statements and related footnotes, quarterly financial statements, and the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         3. As needed, meet separately with management and with the independent external auditors to discuss any matters that the Audit Committee or each of these groups believes should be discussed.

         4. Discuss with management and the independent external auditors any significant issues regarding accounting principles, practices and judgments reflected therein prior to any public release, filing or distribution.


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         5.       In consultation with management and the independent external auditors, consider the integrity of the Company's financial reporting processes and controls. Review significant findings prepared by the independent external auditors together with management's responses and the status of management's response to previous recommendations. Review with the independent auditor any audit problems or difficulties and management's response.

         6. The Audit Committee Chairman, or in his absence another member of the Audit Committee designated by the Chairman, shall review with management and independent external auditors the Company's quarterly financial results prior to the public release thereof and/or the Company's quarterly financial statements prior to any public release, filing or distribution.

         7. Review and recommend to the Board of Directors approval of the Company's Annual Report on Form 10-K.

         8. Review and discuss any significant changes in the Company's accounting principles and practices and any items required to be communicated by the independent external auditors in accordance with Statements of Auditing Standards 61 and 71, as amended from time to time.

         Independent Auditors

         9. Retain the Company's independent external auditors, who shall report directly to the Audit Committee, and approve or direct the discharge of independent external auditors when circumstances warrant.

         10. Pre-approve all audit engagement fees and terms, as well as all non-audit engagements with the independent external auditors. The Audit Committee shall have sole authority to approve such matters in accordance with such procedures as it may establish.

         11. On at least an annual basis, ensure that the independent external auditors submit a formal written statement delineating all of their relationships with the Company. Review and discuss with the independent external auditors all significant relationships they have with the Company that could impair their independence.

         12. Consider and discuss with management the independent external auditors' judgments about the quality and appropriateness of the Company's accounting principles and underlying estimates used to prepare the Company's financial statements, the clarity of the Company's financial disclosure and whether the Company's accounting principles are common practices or minority practices.

         Legal Compliance

         13. Review corporate policies relating to compliance with laws and regulations, ethics, conflicts of interest and the investigation of misconduct or fraud.

         14. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

         15. Review significant cases of employee conflict of interest, misconduct or fraud.
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         Other Audit Committee Responsibilities

         16. Annually issue a report to shareholders as required by the SEC, to be included in the Company's annual proxy statement.

         17. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.